Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of this Registration Statement on Form S-4 of Vought Aircraft Industries, Inc. of our report dated June 9, 2003, except for acquisition of the TA Acquisition Holdings, Inc. by Vought Aircraft Industries, Inc., as to which the date is July 2, 2003, relating to the consolidated financial statements of TA Acquisition Holdings, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

PricewaterhouseCoopers, LLP

Birmingham, Alabama

April 14, 2004